Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, No. 33-76846, No. 333-66550, and Form S-3 No. 333-90813, No. 333-65515, No. 333-25297, No. 333-1710, No. 33-82902, No. 33-97288, and No. 333-159014) of Equity Lifestyle Properties, Inc., and in the related Prospectuses, of our reports dated February 24, 2011 with respect to the consolidated financial statements and schedules of Equity Lifestyle Properties, Inc., and the effectiveness of internal control over financing reporting of Equity Lifestyle Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG, LLP

Chicago, Illinois
February 24, 2011